Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Vice President, Investor Relations & Corp Communications 650-433-3247 | julie.dewey@nevro.com

Nevro Reports Second Quarter 2021 Financial Results and Provides Third Quarter of 2021 Guidance

REDWOOD CITY, California, August 4, 2021 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today reported its financial results for the second quarter ended June 30, 2021 and provided third quarter of 2021 guidance.

Second Quarter Updates, Recent Highlights and Guidance

•	FDA Approval of 10 kHz High Frequency Spinal Cord Stimulation Therapy for Treatment of Chronic Pain Associated with Painful Diabetic Neuropathy (PDN)
•	Second Quarter 2021 Worldwide Revenue of $102.3 Million; Increase of 81% Compared to Prior Year and Increase of 9% Compared to 2019
•	Second Quarter 2021 Net Loss from Operations of $15.8 Million; Second Quarter 2021 Non-GAAP Adjusted EBITDA of $3.0 Million
•	Provides Third Quarter 2021 Revenue Guidance of $90 Million to $93 Million
•	Provides Third Quarter 2021 Non-GAAP Adjusted EBITDA Guidance of Negative $10 Million to Negative $12 Million
•	Full U.S. Market Launch of Omnia™ Powered by HFX Connect™ and New Trial Stimulator Module
•	Presentation of Positive 12-Month Follow-Up Results and 6-Month Crossover Patient Data for Landmark SENZA-PDN Randomized Controlled Trial at the American Diabetes Association 81st Scientific Sessions
•	Presentation of Positive 6-Month Follow-Up Results for SENZA-NSRBP RCT at the American Society of Interventional Pain Physicians 23rd Annual Meeting

Second Quarter 2021 Financial Overview

Worldwide revenue for the second quarter of 2021 was $102.3 million, an increase of 81% compared to $56.4 million in the prior year period and an increase of 9% compared to $93.6 million in the second quarter of 2019.

U.S. revenue in the second quarter of 2021 was $85.0 million, an increase of 67% compared to $51.0 million in the prior year period and an increase of 9% compared to $78.1 million in the second quarter of 2019. Compared to prior year, Q2 total U.S. permanent implant procedures increased 60%, while trial procedures increased 45%.  Compared to the second quarter of 2019, U.S. permanent implant procedures increased 5%, and trial procedures decreased 8%.  Trial and permanent implant volumes were impacted primarily by a continued reluctance of new patients to seek interventional therapies for chronic pain in numbers comparable to pre-COVID levels.

International revenue was $17.3 million, an increase of 222% as reported or 191% constant currency, compared to $5.4 million in the prior year period, and an increase of 12% as reported or 3% constant currency, compared to $15.5 million in the second quarter of 2019. International revenues continued to be impacted by COVID-related issues as well, including both patient behavior and healthcare facility restrictions.

“The recovery of procedural volumes in the pain market generally and the SCS market specifically has been slower than we anticipated, impacting not only second quarter revenues, but in the case of lower trial procedures, revenue in future months as well,” said D. Keith Grossman, Chairman, Chief Executive Officer and President of Nevro.  “In

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light of the lack of visibility around COVID-related recovery trends and timelines, the company is providing third quarter guidance only.  While the slower COVID recovery environment remains a near-term issue, we continue to believe we are very well positioned for longer-term attractive growth when the full impact and uncertainties of COVID on our market subsides.”

Mr. Grossman continued, “Our recent FDA approval marks one of our most significant achievements that demonstrates the strength of our clinical data and provides a proven, new breakthrough SCS treatment option for PDN patients who are struggling with debilitating pain and who are unable to find relief with currently available pharmacologic options.  We are thrilled to have begun commercial launch activities in the U.S. The early levels of interest among referring physicians and patients has exceeded our expectations.”

Gross profit for the second quarter of 2021 was $70.0 million, an increase of 99% compared to $35.3 million in the prior year period and an increase of 9% compared to $63.9 million in the second quarter of 2019. The increase in gross profit compared to the second quarter of 2020 was primarily attributable to increased revenue as well as an improvement in product cost as a result of increased volumes.  Gross margin increased to 68.4% in the second quarter of 2021 compared to 62.5% in the prior year period and 68.3% in the second quarter of 2019.

Operating expenses for the second quarter of 2021 were $85.7 million, a 21% increase compared to $70.6 million in the prior year period and down 5% from $90.5 million in the second quarter of 2019.  The year-over-year increase in operating expenses was primarily related to patent litigation related expenses, personnel costs, PDN marketing and selling related activities, and travel and meeting expenses, partially offset by a decrease in clinical trial expenses related to the Non-Surgical Refractory Back Pain (NSRBP) study, as well as management’s continued initiatives to drive leverage throughout the business. Legal expenses associated with patent litigation were $6.6 million for the second quarter of 2021, compared to $2.3 million in the prior year period.

Net loss from operations for the second quarter of 2021 was $15.8 million, a 55% improvement compared to a loss of $35.4 million in the prior year period and a 41% improvement compared to a loss of $26.6 million in the second quarter of 2019. Non-GAAP adjusted EBITDA for the second quarter of 2021 was $3.0 million, compared to negative $22.1 million in the prior year period and negative $11.1 million in the second quarter of 2019.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $397.5 million as of June 30, 2021, a decrease of $178.9 million in the second quarter of 2021.  This decrease was primarily due to the scheduled $172.5 million dollar payoff of the June 2021 convertible notes.

2021 Outlook

Nevro continues to monitor and evaluate the impact the global response to the COVID pandemic has had, and will continue to have, on its operations and financial results.  Due to the uncertainties related to COVID, the company is withdrawing full year 2021 guidance and only providing third quarter guidance at this time.  This third quarter guidance is highly sensitive to the pace of COVID recovery and patient willingness to seek elective care, which the company believes is difficult to predict.  If these assumptions differ from the actual pace of COVID recovery and its impact on the company’s markets, then the company may need to change or withdraw this guidance in the future.

Nevro expects third quarter worldwide revenue of approximately $90 million to $93 million.  This third quarter guidance represents a 14% to 17% decrease over prior year and a 7% to 10% decrease compared to the third quarter of 2019.

The company expects third quarter of 2021 non-GAAP adjusted EBITDA to be approximately negative $10 million to negative $12 million.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to Non-GAAP reconciliations.

An investor presentation for the company’s second quarter 2021 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

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Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today.  Investors interested in listening to the call may do so by dialing (833) 968-2321 in the U.S. or +1 (778) 560-2840 internationally, using Conference ID: 5842689.  A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain.  Nevro’s proprietary 10 kHz Therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies.  The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, HFX, the HFX logo, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our Q3 financial guidance, which is highly sensitive to the pace of the COVID recovery and patient willingness to see elective care; and our belief that we are well positioned for longer-term attractive growth when the full impact and uncertainties of COVID on our market subsides.  These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims.  These factors, together with those that are described in greater detail in our Quarterly Report on Form 10-Q filed on August 4, 2021, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements.  We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.  Nevro's operating results for the second quarter ended June 30, 2021 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue	$102,330	$56,390	$190,940	$143,857
Cost of revenue	32,344	21,140	58,660	48,060
Gross profit	69,986	35,250	132,280	95,797
Operating expenses:
Research and development	11,869	10,444	23,403	22,656
Sales, general and administrative	73,880	60,167	147,152	131,569
Total operating expenses	85,749	70,611	170,555	154,225
Loss from operations	(15,763)	(35,361)	(38,275)	(58,428)
Other income (expense):
Interest income (expense), net	(5,541)	(5,368)	(11,791)	(6,930)
Other income (expense), net	(88)	(290)	(545)	(243)
Loss before income taxes	(21,392)	(41,019)	(50,611)	(65,601)
Provision for income taxes	198	44	540	350
Net loss	(21,590)	(41,063)	(51,151)	(65,951)
Changes in foreign currency translation adjustment	62	361	(250)	(468)
Changes in unrealized gains (losses) on short-term investments	28	440	(119)	225
Net change in other comprehensive loss	90	801	(369)	(243)
Comprehensive Loss	$(21,500)	$(40,262)	$(51,520)	$(66,194)
Net loss per share, basic and diluted	$(0.62)	$(1.21)	$(1.47)	$(2.00)
Weighted average shares used to compute net loss per share, basic and diluted	34,808,389	33,988,082	34,721,551	32,913,947

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Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$146,017	$44,597
Short-term investments	251,487	543,373
Accounts receivable, net	65,353	77,667
Inventories, net	85,729	83,296
Prepaid expenses and other current assets	8,099	4,173
Total current assets	556,685	753,106
Property and equipment, net	18,812	13,531
Operating lease assets	19,162	18,142
Other assets	4,278	4,043
Restricted cash	606	606
Total assets	$599,543	$789,428
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$31,029	$23,109
Short-term debt	—	168,776
Accrued liabilities and other	42,903	47,280
Total current liabilities	73,932	239,165
Long-term debt	146,422	141,771
Long-term operating lease liabilities	17,425	16,689
Other long-term liabilities	3,388	3,343
Total liabilities	241,167	400,968
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 34,854,933 and 34,583,064 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	35	35
Additional paid-in capital	902,096	880,660
Accumulated other comprehensive loss	229	598
Accumulated deficit	(543,984)	(492,833)
Total stockholders’ equity	358,376	388,460
Total liabilities and stockholders’ equity	$599,543	$789,428

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	2019	2021	2020	2019

	(unaudited)			(unaudited)
GAAP Net loss	$(21,590)	$(41,063)	$(28,021)	$(51,151)	$(65,951)	$(72,097)
Non-GAAP Adjustments:
Interest (income) expense, net	5,541	5,368	1,221	11,791	6,930	2,360
Provision for income taxes	198	44	358	540	350	698
Depreciation and amortization	1,189	1,224	1,150	2,331	2,561	2,275
Stock-based compensation expense	11,033	10,083	9,721	20,271	18,571	20,123
Litigation related expenses	6,616	2,294	4,455	12,558	4,456	6,801
Adjusted EBITDA	$2,987	$(22,050)	$(11,116)	$(3,660)	$(33,083)	$(39,840)

Reconciliation of guidance:

	Three Months Ended
	September 30, 2021
	(Low Case)	(High Case)

GAAP Net loss	$(34,000)	$(32,000)
Non-GAAP Adjustments	22,000	22,000
Adjusted EBITDA	$(12,000)	$(10,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating non-GAAP Adjusted EBITDA, the Company further adjusts for the following items:

•

Stock-based compensation expense – The Company excludes non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company.

•

Litigation related expenses – The Company excludes legal and professional fees associated with certain legal matters which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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